SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 5, 2012

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite F, 23rd Floor, Building B, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 5, 2012, Bihong Zhang resigned as a Director and Chief Financial Officer of Tianli Agritech, Inc. (the “Company”).

(d) On April 6, 2012, Guofu Zhang, age 31, was appointed Chief Financial Officer of the Company.

From May 2009 until his appointment as Chief Financial Officer, Mr. Zhang was employed as Financial Manager of the Company. From 2007 to April, 2009, he was an Auditing Manager in Beijing of ZHONG PING JIAN HUA HAO, Certified Public Accountants. From 2005 through 2007, he was an Auditing Manager in Beijing for Wanlong, Certified Public Accountants. In 2004, he founded Beijing Zhi Yu Xing, a management consulting firm and held the post of General Manager in charge of the enterprise internal control and financial analysis through 2005. From 2002 through 2004, he was an Auditing Assistant in Beijing of Wanlong, Certified Public Accountants. Mr. Zhang graduated from People’s University of China with the specialty of Accounting

Mr. Zhang has entered into an employment agreement with the Company’s variable interest entity, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (“Fengze”), to serve as its Chief Financial Officer. The term of his employment is until December 31, 2014, but is automatically renewable for an additional 24 months unless terminated in writing by either party at least three months before the expiration of the initial term.

As compensation for his services, Fengze will pay Mr. Zhang, a base annual salary of RMB 240,000 ($38,095 US dollars). In addition, Fengze will pay Mr. Zhang a bonus of RMB 240,000 ($38,095 US dollars) each year, provided that Fengze’s annual profit for that year has increased by at least 50% of its prior year’s annual profit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	English translation of Employment Agreement dated April 6, 2012 between Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. and Guofu Zhang.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/S/ HANYING LI
Hanying Li
Chief Executive Officer

Dated: April 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	English translation of Employment Agreement dated April 6, 2012 between Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. and Guofu Zhang.